Exhibit 99.1

March 30, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Extends Consulting Relationship With Molecular Physicist

Tulsa, Okla - (BUSINESS WIRE) - March 30, 2006 EnXnet, Inc. (OTCBB:EXNT; German WKN# AOHMDW) - news) announces that it has entered into an agreement to extend the consulting relationship with Mr. Robert O. Myers. EnXnet, Inc. originally engaged Mr. Myers as a consultant on September 1, 2005.

It is a commitment of EXNT to only engage the utmost professional and highly skilled personnel throughout the world. This has enabled the Company to create groundbreaking technologies that are expected to revolutionize several industries. In fact, this will be instrumental in EXNT's new venture with BAHF, LLC, as well as the development of several other business opportunities with EXNT's other affiliates. Mr. Myers' unparalleled ability in solving technical issues encountered in the development of new products has been and will continue to be invaluable. This relationship has been extended another six months enabling the Company to further utilize the expertise Mr. Myers has to offer EXNT.

Mr. Myers is the owner of ROM, a physics, electromagnetics and geophysics consulting business. His extensive knowledge in physics, mathematics, geophysics, and computer science arises from studies at Buxton University, London, UK; Oklahoma State University, Stillwater, OK; Ambassador College, Big Sandy, TX; and Western Washington University, Bellingham, WA. He has over thirty years experience as Senior Operations Analyst for SABRE, Inc; Systems Engineer for DAC Services, Thrifty Car, Geoscan, Inc, and Borexco, Inc. He has "hands on" experience developing digital and analog prototypes and is a member of IEEE and AAAS.

Ryan Corley, President of EnXnet, Inc., had this to say: "Having Robert available to assist in new product development and commercialization has proved most beneficial to the Company. We are most pleased to extend our relationship with him."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com